                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107996


PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED APRIL 20, 2004)

(PRIDE INTERNATIONAL LOGO)

                                  $300,000,000
                    3 1/4% CONVERTIBLE SENIOR NOTES DUE 2033
                                       AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This document supplements our prospectus dated April 20, 2004, as supplemented to date (the "prospectus"), relating to $300,000,000 aggregate principal amount of our 3 1/4% Convertible Senior Notes Due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus.

     Our common stock is traded on the New York Stock Exchange under the symbol "PDE." On October 14, 2004, the last reported sale price of our common stock was $19.21 per share.

     INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is October 15, 2004.

                            SELLING SECURITY HOLDERS

     We originally issued $250 million aggregate principal amount of the notes on April 22, 2003 and an additional $50 million aggregate principal amount of the notes on May 9, 2003 to Morgan Stanley & Co. Incorporated, as initial purchaser, in transactions exempt from registration under Section 4(2) of the Securities Act of 1933. In accordance with the purchase agreement between us and Morgan Stanley, Morgan Stanley resold the notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes that may be offered under this prospectus supplement and the accompanying prospectus will be offered by the selling securityholders, which includes their transferees, pledgees, donees and successors. Only those notes and shares of common stock issuable upon conversion of the notes listed below may be offered for resale by the selling holders pursuant to this prospectus supplement and the accompanying prospectus.

     The following table sets forth recent information about the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus supplement and the accompanying prospectus.

     The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.9045 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion of Notes" in the accompanying prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

                                                      PRINCIPAL
                                                      AMOUNT OF                            NUMBER OF
                                                        NOTES                              SHARES OF
                                                     BENEFICIALLY      PERCENTAGE OF     COMMON STOCK     PERCENTAGE OF
                                                    OWNED THAT MAY        NOTES              THAT         COMMON STOCK
NAME                                                   BE SOLD          OUTSTANDING       MAY BE SOLD     OUTSTANDING (1)
----                                                --------------     -------------     ------------     ---------------
1976 Distribution Trust FBO A.R. Lauder /
    Zinterhofer....................................        8,000             *                   311            *
2000 Revocable Trust FBO A.R. Lauder /
    Zinterhofer....................................        8,000             *                   311            *
Advent Convertible Master (Cayman) L.P.............    7,129,000            2.4%             277,350            *
Alcon Laboratories.................................      497,000             *                19,335            *
Alexian Brothers Medical Center....................      170,000             *                 6,613            *
Allentown City Firefighters Pension Plan...........       11,000             *                   427            *
Allentown City Officers & Employees Pension Fund...       12,000             *                   466            *
Allentown City Police Pension Plan.................       19,000             *                   739            *
Aloha Airlines Non-Pilots Pension Trust............      100,000             *                 3,890            *
Aloha Pilots Retirement Trust......................       50,000             *                 1,945            *
Alpha US Sub Fund 4 LLC............................      269,000             *                10,465            *
Allstate Insurance Company.........................    1,500,000             *                58,356            *
Arapahoe County Colorado...........................       62,000             *                 2,412            *
Argent Classic Convertible Arbitrage Fund
    (Bermuda) Ltd..................................    5,336,000            1.8              207,594            *
Argent Classic Convertible Arbitrage Fund II,
    L.P............................................      210,000             *                 8,169            *
Argent Classic Convertible Arbitrage Fund L.P......      900,000             *                35,014            *
Argent LowLev Convertible Arbitrage Fund II, LLC...      330,000             *                12,838            *

                                                      PRINCIPAL
                                                      AMOUNT OF                            NUMBER OF
                                                        NOTES                              SHARES OF
                                                     BENEFICIALLY      PERCENTAGE OF     COMMON STOCK      PERCENTAGE OF
                                                    OWNED THAT MAY        NOTES              THAT          COMMON STOCK
NAME                                                   BE SOLD          OUTSTANDING       MAY BE SOLD     OUTSTANDING (1)
----                                                --------------     -------------     ------------     ---------------
Argent LowLev Convertible Arbitrage Fund LLC.......    2,222,000             *                86,445            *
Argent LowLev Convertible Arbitrage Fund Ltd.......   21,600,000            7.2              840,337            *
Arlington County Employees Retirement System.......      860,000             *                33,457            *
Arpeggio Fund......................................   18,500,000            6.2              719,733            *
Asante Health Systems..............................      127,000             *                 4,940            *
Avenue International, Ltd..........................    1,474,000             *                57,345            *
Avenue Investments, LP.............................      693,000             *                26,960            *
Avenue Special Situations Fund III, LP.............    2,333,000             *                90,764            *
Bank Austria Cayman Islands, Ltd...................    2,500,000             *                97,261            *
Black Diamond Convertible Offshore LDC.............    1,831,000             *                71,234            *
Black Diamond Offshore Ltd.........................    1,145,000             *                44,545            *
Boilermakers Blacksmith Pension Trust..............    2,200,000             *                85,589            *
British Virgin Islands Social Security Board.......      113,000             *                 4,396            *
C & H Sugar Company Inc............................      125,000             *                 4,863            *
Castle Convertible Fund, Inc.......................      550,000             *                21,397            *
Citigroup Global Markets Inc.......................    6,590,000            2.2              256,380            *
City and County of San Francisco Retirement
    System.........................................    1,900,000             *                73,918            *
City of New Orleans................................      260,000             *                10,115            *
City University of New York........................      194,000             *                 7,547            *
Class C Trading Company, Ltd.......................    1,070,000             *                41,627            *
CNH CA Master Account, L.P.........................    1,000,000             *                38,904            *
Coda Capital Management, LLC.......................      970,000             *                37,737            *
Coda-KHPE Convertible Portfolio....................      400,000             *                15,561            *
Coda-LW Paxson Convertible Bond
    Portfolio......................................      100,000             *                 3,890            *
Convertible Securities Fund........................       80,000             *                 3,112            *
Credit Suisse First Boston Europe Limited..........      298,000             *                11,593            *
CSV Limited........................................    2,200,000             *                85,589            *
Custom Investments PCC, Ltd........................      270,000             *                10,504            *
Delaware Public Employees Retirement System........    1,542,000             *                59,990            *
Delta Airlines Master Trust........................      575,000             *                22,370            *
Deutsche Bank Securities Inc.......................    2,065,000             *                80,337            *
Double Black Diamond Offshore LDC..................    5,831,000            1.9              226,852            *
Duke Endowment.....................................      475,000             *                18,479            *
Excelsior Master Fund L.P..........................    1,950,000             *                75,863            *
Gartmore Convertible Bond Fund.....................      450,000             *                17,507            *
Gasner Investors Holdings Ltd......................    1,500,000             *                58,356            *

                                                      PRINCIPAL
                                                      AMOUNT OF                         NUMBER OF
                                                        NOTES                           SHARES OF
                                                     BENEFICIALLY   PERCENTAGE OF     COMMON STOCK     PERCENTAGE OF
                                                    OWNED THAT MAY     NOTES              THAT         COMMON STOCK
NAME                                                   BE SOLD       OUTSTANDING       MAY BE SOLD    OUTSTANDING (1)
----                                                --------------  -------------     ------------    ---------------
GLG Global Convertible Fund........................    4,650,000         1.6              180,905           *
GLG Global Convertible UCITS Fund..................    2,800,000          *               108,932           *
GLG Market Neutral Fund............................    4,450,000         1.5              173,125           *
Goldman Sachs & Co.................................    1,500,000          *                58,356           *
Grady Hospital Foundation..........................      172,000          *                 6,691           *
Guggenheim Portfolio Co. XV, LLC...................      800,000          *                31,123           *
Hawaiian Airlines Employees Pension Plan-IAM.......       35,000          *                 1,361           *
Hawaiian Airlines Pension Plan for Salaried
    Employees......................................        5,000          *                   194           *
Hawaiian Airlines Pilots Retirement Plan...........       90,000          *                 3,501           *
HFR Arbitrage Fund.................................      388,000          *                15,094           *
HFR CA Global Select Master Trust Account..........      800,000          *                31,123           *
HFR CA Select Fund.................................    1,000,000          *                38,904           *
Highbridge International LLC.......................   13,500,000         4.5              525,210           *
Hillbloom Foundation...............................       40,000          *                 1,556           *
Independence Blue Cross............................      608,000          *                23,653           *
ING Convertible Fund...............................    1,985,000          *                77,225           *
ING VP Convertible Portfolio.......................       15,000          *                   583           *
James Mellor Trust.................................       50,000          *                 1,945           *
Lyxor..............................................      719,000          *                27,972           *
Lyxor Master Fund Ref:  Argent/LowLev CB c/o
    Argent.........................................    2,100,000          *                81,699           *
Man Convertible Bond Master Fund, Ltd..............    5,284,000         1.8              205,571           *
Marathon Global Convertible Master Fund, Ltd.......    9,500,000         3.2              369,592           *
Merrill Lynch Insurance Group......................      411,000          *                15,989           *
MFS Total Return Fund A Series of Series Trust V...    3,000,000         1.0              116,713           *
Municipal Employees................................      308,000          *                11,982           *
Nations Convertible Securities Fund................   13,900,000         4.6              540,772           *
New Orleans Firefighters Pension / Relief Fund.....      125,000          *                 4,863           *
NMIC Gartmore/Coda Convertible Portfolio...........    2,300,000          *                89,480           *
Nomura Securities International, Inc...............   26,000,000         8.7            1,011,517           *
The Northwestern Mutual Life Insurance Company.....   14,000,000         4.7              544,663           *
Occidental Petroleum Corporation...................      347,000          *                13,499           *
Ohio Bureau of Workers Compensation................      140,000          *                 5,446           *
Oppenheimer Convertible Securities Fund............    5,000,000         1.7              194,522           *
Pioneer High Yield Fund............................   20,250,000         6.8              787,816           *
Pioneer U.S. High Yield Corp. Bond
    Sub Fund.......................................    2,500,000          *                97,261           *

                                                      PRINCIPAL
                                                      AMOUNT OF                            NUMBER OF
                                                        NOTES                              SHARES OF
                                                     BENEFICIALLY      PERCENTAGE OF     COMMON STOCK      PERCENTAGE OF
                                                    OWNED THAT MAY        NOTES              THAT          COMMON STOCK
NAME                                                   BE SOLD          OUTSTANDING       MAY BE SOLD     OUTSTANDING (1)
----                                                --------------     -------------     ------------     ---------------
Plexus Fund Limited...............................    17,500,000            5.8              680,828            *
Policeman and Firemen Retirement System of the
    City of Detroit...............................       439,000             *                17,079            *
Pro-mutual........................................     1,143,000             *                44,467            *
Ramius Master Fund, Ltd...........................     5,050,000            1.7              196,467            *
Ramius Partners II, LP............................       200,000             *                 7,780            *
Rhapsody Fund L.P.................................    17,600,000            5.9              684,719            *
RCG Halifax Master Fund, Ltd......................       855,000             *                33,263            *
RCG Latitude Master Fund, Ltd.....................     5,050,000            1.7              196,467            *
RCG Multi Strategy Master Fund, Ltd...............       400,000             *                15,561            *
Richard Mueller...................................        70,000             *                 2,723            *
Royal Bank of Canada..............................     5,300,000            1.8              206,193            *
S.A.C. Capital Associates, LLC....................     8,000,000            2.7              311,236            *
San Diego County Employee Retirement Association..     3,200,000            1.1              124,494            *
Silver Convertible Arbitrage Fund, LDC............     1,020,000             *                39,682            *
SG Americas Securities, LLC.......................       350,000             *                13,616            *
St. Thomas Trading, Ltd...........................     9,716,000            3.2              377,996            *
State of Maryland Retirement Agency...............     4,118,000            1.4              160,208            *
State of Oregon/SAIF Corporation..................     2,770,000             *               107,765            *
Tag Associates....................................        60,000             *                 2,334            *
TCW Group Inc.....................................     7,175,000            2.4              279,139            *
The Grable Foundation.............................       107,000             *                 4,162            *
Trustmark Insurance...............................       284,000             *                11,048            *
US Bank FBO Benedictine Health
    Systems.......................................       165,000             *                 6,419            *
Van Eck WW Absolute Return Fund...................        90,000             *                 3,501            *
Wachovia Capital Markets LLC......................     5,153,000            1.7              200,474            *
Wachovia Securities International Ltd.............     5,500,000            1.8              213,974            *
Worldwide Transactions Ltd........................       193,000             *                 7,508            *
Xavex Convertible Arbitrage #5....................       500,000             *                19,452            *
Xavex Convertible Arbitrage 2 Fund................       660,000             *                25,676            *
Xavex Convertible Arbitrage 10 Fund...............       380,000             *                14,783            *
Zazove Convertible Arbitrage Fund, L.P............     6,400,000            2.1              248,988            *
Zazove Hedged Convertible Fund, L.P...............     5,000,000            1.7              194,522            *
Zazove Income Fund, L.P...........................     2,350,000             *                91,425            *
Zurich Institutional Benchmarks Master Fund Ltd...     2,100,000             *                81,699            *

----------
*    Less than 1%
(1) Calculated using 135,981,491 shares of common stock outstanding as of August 4, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the applicable holder's notes, but we did not assume conversion of any other holder's notes.

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly.

     The selling securityholders identified above may offer and sell, transfer or otherwise dispose of, from time to time, some or all of their notes. No offer or sale, transfer or other disposition under this prospectus supplement and the accompanying prospectus may be made by a holder of the notes unless that holder is listed in the table above or until that holder has notified us and a supplement to the prospectus has been filed or an amendment to the related registration statement has become effective. A selling securityholder may, however, offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act of 1933 without notifying us. As a result, the same restricted notes may be included in the table above as being held by more than one holder, and the total amount of the notes listed in the column titled "Principal Amount of Notes Beneficially Owned That May Be Sold" may represent an amount of notes in excess of the $300,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $300,000,000 we issued. In addition, we cannot give an estimate as to the amount of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution" in the accompanying prospectus.

     To our knowledge, except as described below, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. An affiliate of Deutsche Bank Securities Inc. acted as the initial purchaser in connection with our issuance in March 2002 of $300 million aggregate principal amount of 2 1/2% Convertible Senior Notes Due 2007 and acts as an adviser to us from time to time with respect to other matters. Citigroup Global Markets Inc. was the dealer manager with respect to our offer to purchase our 9 3/8% Senior Notes due 2007 and 10% Senior Notes due 2009. Goldman Sachs & Co. acts as an adviser to us from time to time with respect to certain matters. In addition, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. acted as initial purchasers in connection with our private offering of $500 million aggregate principal amount of 7 3/8% Senior Notes due 2014.